BONNEVILLE NEVADA CONTRACT A
                                      with
                              NEVADA POWER COMPANY
                                       FOR
                            LONG TERM POWER PURCHASES
                                      FROM
                              QUALIFYING FACILITIES







                                   May 2, 1989

                                TABLE OF CONTENTS

SECTION                    DESCRIPTION

     1                     Project Summary
     2                     Definitions
     3                     Contract Termination
     4                     Seller's Facilities
     5                     Nevada's Facilities
     6                     Interconnection Facilities Agreement
     7                     Operations Coordination Agreement
     8                     Improvements Agreements
     9                     Capacity and Energy Metering
     10                    Capacity Provisions
     11                    Escrow Provisions
     12                    Billing Provisions
     13                    Capacity and Energy Payment Provisions
     14                    Taxes
     15                    Liability
     16                    Insurance
     17                    Uncontrollable Forces
     18                    Non-dedication of Facilities
     19                    Amendments
     20                    Previous Communications
     21                    Non-Waiver
     22                    Disputes
     23                    Remedies
     24                    Assignment and Delegation
     25                    Governing Law
     26                    Nature of Obligations
     27                    Commission Approval
     28                    Signatures

                              NEVADA POWER COMPANY
                                STANDARD CONTRACT
                            LONG TERM POWER PURCHASE

1.       PROJECT SUMMARY

This  Contract Is entered  Into  between  NEVADA POWER  COMPANY  ("Nevada")  and
Bonneville Nevada Corporation ("Seller"). Seller shall own, operate, and maintain a Qualifying Facility and shall sell electric capacity and energy to Nevada and Nevada shall purchase that electric capacity and energy pursuant to the terms and conditions set forth herein.

1.1  Notices to Seller:

     1.1.1 Written notices and correspondence shall be sent to Seller at the following address:

                           Bonneville Nevada Corporation
                           257 East 200 South, Suite 800
                           Salt Lake City, Utah 84111
                           Attn: Vice President, Engineering and Construction

                  With a copy to:

     1.1.2 Oral notices shall be conveyed to Seller via telephone. The number shall be: (801) 363-2520.

     1.1.3 Notices to Seller shall be effective upon receipt by Seller.

 1.2 Notices to Nevada:

     1.2.1 Written notices and correspondence shall be sent to Nevada at the following address:

                                    Nevada Power Company
                                    Attention: Secretary
                                    P.O. Box 230
                                    Las Vegas, Nevada 89151

  with a copy to Nevada's Operating Representative at the same address.

     1.2.2 Nevada's Operating Representative shall be Frank K. Loudon; Gary E. Craythorn shall be Nevada's Alternate Operating Representative.

     1.2.3 Oral notices shall be conveyed to Nevada's Operating Representative via telephone. The number shall be: (702) 367-5383.

     1.2.4. Notices to Nevada shall be effective upon receipt by Nevada.

1.3      Seller's Generating Facility:

         1.3.1 Prior to Firm Operation,  Seller shall obtain Qualifying Facility
         status  for  Seller's  Generating   Facility.   Seller  shall  maintain
         qualification throughout the Contract Term.

1.3.2    Location:   Georgia Pacific Plant
                     Las Vegas, Nevada

1.3.3    1.3.3    Expected Firm Operation Date: June 1, 1993

1.4      Contract Capacity           85,000 M
         -----------------

1.5      Expected Annual Energy Delivery: 680,000,000 kWh.

1.6      Contract Termination Date: Apr 30, 2023.

 1.7 Operating Options: A portion of the electric energy output of Seller's Generating Facility is dedicated to Seller's requirements; excess output Is dedicated to Nevada.

1.8      Capacity Payment:

         1.8.1 Starting with Firm Operation and continuing through the Contract Term, Seller shall be paid for Capacity at Capacity rates agreed upon by the Parties and set forth In Exhibit A.

         1.8.2 Prior to Firm Operation, Seller shall not be paid for capacity unless Nevada, because of operating conditions, experienced a capacity requirement that was mat by Seller's Capacity, in which case Seller shall be paid for Capacity at Nevada's Tariff Schedule QF-Short Term Capacity rates effective at the time of delivery.

         1.8.3 Seller shall not be paid for Excess Capacity unless Nevada, because of operating conditions, experienced a capacity requirement that was met by Seller's Excess Capacity, In which case Seller shall be paid for Excess Capacity at Nevada's Tariff Schedule QF-Short Term Capacity rates effective at the time of delivery.

         1.8.4 If Seller obtained Qualifying Facility status prior to Firm Operation and subsequently lost such status for reasons beyond Seller's reasonable control, Seller shall be paid for Capacity delivered to Nevada, during the periods that Seller did not have Qualifying Facility status, at Capacity rates equal to eighty (80) percent of the Capacity rates otherwise agreed upon by the Parties.

1.9      Energy Payment:

         1.9.1 Starting with Firm Operation and continuing through the Contract Term, Seller shall be paid for Energy at Energy rates agreed upon by the Parties and set forth In Exhibit A.

         1.9.2 Prior to Firm Operation, Seller shall be paid for Energy
         at  Nevada's  Tariff  Schedule   OF-Short  Term  Energy  rates
         effective at the time of delivery.

         1.9.3 Seller shall be paid for Excess Energy at Nevada's Tariff Schedule QF-Short Term Energy rates effective at the time of delivery.

         1.9.4 If Seller obtained Qualifying Facility status prior to Firm Operation and subsequently lost such status for reasons beyond Seller's reasonable control, Seller shall be paid for Energy delivered to Nevada, during the periods that Seller did not have Qualifying Facility status, at Energy rates equal to eighty (80) percent of the Energy rates otherwise agreed upon by the Parties.

2. DEFINITIONS: Common electric utility Industry terms shall have the meaning ascribed to them In the Edison Electric Institute "Glossary of Electric Utility Terms" (Pub. No. 04-84-06). When a term Is Initially capitalized and used In the singular or the plural, It shall have the following cited definition.

     2.1 Applicable Laws: Any law, treaty, rule, regulation, ordinance, order, code, judgment, decree, Injunction, permit, or decision of any Federal, state, or local government, authority, agency, court, or other governmental body having jurisdiction over the matter In question, as In effect from time to time.

     2.2 Applicable Permits: Any action, approval, consent. waiver, exemption, variance, franchise, order, permit, authorization, right, or license required to be obtained and/or maintained in connection with Seller's Facilities.

     2.3 Capacity: The kilowatts produced by Seller's Generating Facility that shall be purchased by Nevada.

     2.4 Commission: The Public Service Commission of Nevada

     2.5 Contract: This document and the exhibits referenced herein, If applicable; as amended from time to time. Exhibits shall be attached hereto and shall be made a part hereof to the same extent as If set forth herein.

     2.6 Contract Capacity: The electric power producing capability of Seller's Generating Facility that shall be dedicated to Nevada

     2.7 Contract Term: The period during which Nevada shall purchase capacity and energy from Seller. The Contract Term shall end on the Contract Termination date set forth In Section 1.6.

     2.8 Electric System Integrity: The state of operation of an electric system that maximizes the health, welfare, and safety of personnel and the general public; minimizes the risk of Injury to personnel and the general public; minimizes the risk of damage to property; and maximizes the system's ability to provide electric service to customers In accordance with electric utility Industry standards.

     2.9 Emergency: Any condition that, In Nevada's judgment, adversely affects Nevada's Electric System Integrity.

     2.10 Energy: The kilowatt hours produced by Seller's Generating Facility that shall be purchased by Nevada.

     2.11  Excess  Capacity:   Capacity  that  exceeds  deliveries  at  Contract
Capacity.

     2.12 Excess Energy: Energy associated with capacity that exceeds deliveries at Contract Capacity. Excess Energy shall be determined by multiplying Contract Capacity by the number of hours In the month and subsequently subtracting the product from actual energy.

     2.13 Exhibit A: Payment Provisions.

     2.14 Exhibit B: Interconnection Facilities Agreement

     2.15 Exhibit C: Operations Coordination Agreement.

     2.16 Exhibit D: Improvement Agreement(s), if applicable.

     2.17 Exhibit E: Provisions for Establishing Firm Operation.

     2.18 Exhibit F: Form of Insured Endorsement.

     2.19 Exhibit G: Standby Service Agreement, f applicable.

     2.20 Firm Operation: The date, agreed upon by the Parties, on which Seller compiled with the provisions of Exhibit E.

     2.21 Forced Outage: Any outage, other than a Scheduled Outage, that fully or partially curtails the production or delivery of Seller's energy to Nevada.

     2.22 Generating Facility: A plant containing prime movers, electric generators, and auxiliary equipment required to produce electric energy.


     2.23 Interconnection Facilities: The facilities that shall be required to connect a Generating Facility to an electric system and the Incremental facilities that shall be required to transmit the output of a Generating Facility to distribution points on that electric system.

     2.24 Interconnection Point: The point, which shall be so designated by Nevada In Exhibit B, where the transfer of electric energy between Nevada and Seller will take place.

     2.25 Lender: The entity(ies) that have provided financing for Seller's Facilities.

     2.26 Maintenance Months: Those months that have been so designated In Exhibit A.

     2.27 Nevada: Nevada Power Company, Its directors, officers, employees, and agents with authority to act on Its behalf

     2.28 Off-Peak Hours: Those hours that have been so designated in Exhibit A.

     2.29 On-Peak Hours: Those hours that have been so designated In Exhibit A.

     2.30 Operating Communications: The routine transmittals of information between the Parties that shall be required to ensure Nevada's Electric System Integrity. Provisions for Operating Communications have been set forth In Exhibit C.

     2.31 Operating Representative: The Individual(s) that shall be appointed by each Party to ensure effective communication, coordination, and cooperation between the Parties. Either Party shall have the right to change that Party's Operating Representative by providing written notice of the change to the other Party; such changes shall not be deemed amendments for the purposes of this Contract.

     2.32 Party: Nevada or Seller.

     2.33 Qualifying Facility: A Cogeneration or Small Power Production Facility that masts the criteria defined In Title 18, Code of Federal Regulations,
Section 292.201 through 292.207.

     2.34 Scheduled Outage: Any outage, other than a Forced Outage, that has fully or partially curtailed the production or delivery of Seller's electric energy to Nevada and that had been noticed In accordance with the provisions of this Contract.

     2.35 Seller: The entity designated in Section 1, its directors, officers, employees, and agents with authority to act on its behalf.

     2.36  Tariff:   The  rate  schedules  and  service  rules  that  have  been promulgated by Nevada and approved by the Commission; as amended from time to time. Nevada's Tariff shall be on file with the Commission.

     2.37 Uncontrollable Force: Any occurrence beyond the reasonable control of a Party that has rendered a Party Incapable of performing Its obligations hereunder. Uncontrollable Forces shall include, but not be limited to floods, droughts, earthquakes, storms, fires, pestilence, lightning or other natural catastrophes; epidemics; wars; riots, civil disturbance or other civil disobedience; strikes or other labor disputes; action or Inaction of legislative, judicial, regulatory, or other governmental bodies that may render or may have rendered Illegal action In accordance with the provisions of this Contract; and failure, threat of failure, or sabotage of facilities that had been operated and maintained In accordance with the provisions of this Contract.

3.       CONTRACT TERMINATION:

     3.1 This Contract shall become effective upon execution by the Parties.

     3.2 This Contract shall be terminated on the Contract Termination Date specified In Section 1.6 unless:

     3.2.1 Commission approval of this Contract, In accordance with the provisions of Section 27, has not been received within six (6) months of the date on which the Commission received the Contract from Nevada for review and approval, In which case this Contract shall be terminated six (6) months after the date on which the Commission received the Contract for review and approval; or

     3.2.2 An Interconnection Facilities Agreement has not been executed within six (6) months of Contract execution; or

     3.2.3 An Operations Coordination Agreement has not been executed within six
(6) months of Contract execution; or

     3.2.4 Seller has not secured construction financing for Seller's Facilities before November 1, 1991; or

     3.2.5 Seller has not obtained the primary construction permits for Seller's Facilities before November 1, 1991; or

     3.2.6 Seller has not awarded the major equipment contracts for Seller's Facilities before November 1, 1991; or

     3.2.7 Seller has not secured a "thermal host" for Seller's Facilities before December 31, 1991; or

     3.2.8 Seller has not secured a source of fuel and related transportation services before December 31, 1991; or

     3.2.9 Construction of Seller's Facilities has not begun before November 1, 1991; or

     3.2.10 Delivery of Seller's major equipment to Seller's construction site has not been completed before November 1, 1992; or

     3.2.11 Seller has not obtained Qualifying Facility status for Seller's Generating Facility before July 1, 1993; or

     3.2.12 Firm Operation has not occurred before July 1, 1993 In which case this Contract shall be terminated thirty (30) days after Seller's failure to meet the specified deadline unless such failure has been caused by Nevada, In which case the affected date(s) shall be adjusted to reflect the delay(s) caused by Nevada, or unless such failure has been cured by Lender within thirty (30) days of Seller's failure to meet the specified deadline.

     3.3 Documentation required to confirm compliance with the deadlines specified in Section 3.2 shall be In a form reasonably required by Nevada.

     3.4 Termination of this Contract shall not excuse either Party from obligations, other than Seller's obligation to deliver additional Capacity and Energy to Nevada, Incurred by either Party prior to termination of this
Contract. This Contract shall remain effective until both Parties have discharged their obligations In accordance with the provisions of this Contract and have exercised their rights and remedies In accordance with the provisions of this Contract. This Contract shall expire after both Parties' obligations have been discharged and both Parties rights and remedies have been exercised.

     4.  SELLER'S   FACILITIES:   Seller's  Facilities  shall  Include  Seller's
Generating   Facility  and   Seller's   Interconnection   Facilities.   Seller's
Interconnection Facilities shall be so designated In Exhibit B.

     4.1 Ownership: Seller's Facilities shall be leased or owned, designed, constructed, operated, maintained, and Improved by Seller. All costs associated with Seller's Facilities, whether Incurred by Nevada or by Seller, shall be borne by Seller.

     4.2 General:

     4.2.1 Nevada shall have the right, without liability, to refuse to connect Seller's Facilities to Nevada's electric system or to Isolate Seller's Facilities from Nevada's electric system If Seller falls to comply with any of the provisions of this Contract that adversely affect Nevada's Electric System Integrity.

     Nevada shall also have the right, without liability, to refuse to connect Seller's Facilities to Nevada's electric system or to Isolate Seller's Facilities from Nevada's electric system If Nevada's failure to refuse Interconnection or to Isolate would render Illegal Nevada's actions In accordance with the provisions of this Contract. Nevada's refusal or Isolation shall be limited to the period during which Nevada's failure to refuse Inter-connection or to Isolate would render Illegal Nevada's actions In accordance with the provisions of this Contract plus a reasonable period of time for the restoration of Nevada's electric system to a condition that enables Nevada to resume compliance with the provisions of this Contract.

     4.2.2 Seller shall neither solicit nor accept advice from any Nevada representative except Nevada's Operating Representative. If requested by Seller, Nevada's Operating Representative shall offer, to the extent possible, advice to Seller relative to the design, construction, operation, maintenance, and Improvement of Seller's Facilities. Such advice shall be offered as a courtesy. Seller shall save harmless and Indemnify Nevada from any loss and liability, whether direct or Indirect and Including attorney's fees and other costs of litigation, resulting from Seller's Implementation of Nevada advice.

     4.2.3 Seller shall design, construct, operate, maintain, and improve Seller's Facilities In accordance with prudent engineering, construction, operation, and maintenance practices. Seller shall comply with all Applicable Laws even if compliance necessitates Improvements to Seller's Facilities or Interferes with the operation of Seller's Facilities. In addition, Seller shall operate Seller's Facilities so as to ensure, to a reasonable extent, the uninterrupted production and delivery of electric energy to Nevada consistent with Nevada's requirements. If Seller failed to comply with the provisions of this section, Seller shall save harmless and Indemnify Nevada from any loss and liability, whether direct or Indirect and Including attorney's fees and other costs of litigation, resulting from Seller's failure to comply with these provisions.

     4.2.4 Nevada shall have the right, without liability, to monitor and make recommendations to Seller regarding any aspect of the construction, operation, maintenance, and Improvement of Seller's Facilities provided that such recommendations, If Implemented, would not unreasonably

     Interfere with the construction, operation, maintenance, or improvement of Seller's Facilities and that such recommendations are required, In Nevada's reasonable judgment, to maintain Nevada's Electric System Integrity or to ensure compliance with the provisions of this Contract. Nevada's recommendations shall be made as a courtesy. Seller shall save harmless and indemnify Nevada from any loss and liability, whether direct or Indirect and Including attorney's fees and other costs of litigation resulting from Seller's Implementation of Nevada's recommendations.

     4.2.5 Seller shall acquire and maintain al Applicable Permits for Seller's Facilities.

     4.2.6 Seller shall acquire and maintain all easements, rights--of-way, and land rights required for Seller's Facilities.

     4.2.7 Seller shall complete all environmental Impact studies required for Seller's Facilities.

     4.2.8 Seller shall complete al feasibility studies required for Seller's Facilities.

      4.3Design:

     4.3.1 Seller shall design Seller's Facilities so that those facilities should not Impose upon Nevada's system any voltage or current that could Interfere with Nevada's operations, lower the quality of service to Nevada customers, or Interfere with the operation of any communication facilities.

     Seller shall design Seller's Facilities so that those facilities will be protected from damage that could otherwise result from disturbances on Nevada's electric system or the electric systems to which Nevada's electric system Is connected.

     4.3.3 Seller shall design Seller's Facilities so that those Facilities Incorporate reactive power equipment capable of maintaining a power factor ranging from 0.90 lagging to 0.90 leading at the Interconnection Point whenever Contract Capacity Is being delivered to Nevada at that point.

     4.3.4 Seller shall design Seller's Facilities so that those facilities Incorporate provisions for storage and utilization of backup fuel. The capacity of the storage facilities, which shall be established during subsequent discussions between the Parties, shall be sufficient to ensure the availability of Seller's Generating Facility during periods when natural gas delivery can be reasonably expected to be curtailed.

     4.3.5 Seller shall provide those drawings and specifications reasonably required by Nevada to accomplish Its design review. Nevada shall review and specify modifications to the design of Seller's Facilities to the extent necessary to maintain Nevada's Electric System Integrity and to ensure compliance with the provisions of this Contract. In conjunction with Nevada's design review, Nevada shall designate the minimum set of protective devices that shall be required to protect Nevada's electric system whenever any of Seller's Facilities are connected to Nevada's electric system. Nevada shall not unreasonably withhold or delay its review of any design related drawing or specification that has been submitted to Nevada for review and approval.

     4.3.6 Seller shall modify Seller's design as required by Nevada to maintain Nevada's Electric System Integrity or to ensure compliance with the provisions of this Contract and shall provide revised drawings and specifications that shall be reasonably required by Nevada to confirm compliance with Nevada's requirements.

     4.4 Construction:

     4.4.1 Prior to the start of Seller's construction, Seller shall furnish a construction schedule for Seller's Facilities to Nevada. Seller shall notify Nevada, upon receipt of pertinent Information, of any changes In that construction schedule that may affect or may have affected Firm Operation.

     4.4.2 Seller shall construct Seller's Facilities In accordance with Seller's design as modified to reflect the changes, If any, that had been reasonably required by Nevada. Seller shall furnish and Install all equipment that had been reasonably required by Nevada to maintain Nevada's Electric System Integrity and to ensure compliance with the provisions of this Contract.

     4.4.3 Seller shall provide to Nevada, as shall be reasonably required by Nevada, "as built" drawings and specifications for Seller's Facilities.

     4.5 Initial Operation:

     4.5.1 Seller shall not connect any of Seller's Facilities to Nevada's electric system or operate any of Seller's generators In parallel with Nevada's electric system without the prior written approval of Nevada's Operating
Representative and without having properly calibrated, tested, and fully operational protective devices, as designated by Nevada, in service. Nevada's approval shall not be unreasonably withheld or delayed. If Nevada's approval has been withheld, Nevada shall provide a written explanation, which Includes a list of required remedial actions, to Seller within fifteen (15) days of the date on which Nevada's approval was withheld.

     4.5.2  Seller  shall  notify  Nevada's  Operating  Representative  at least fifteen (15) days prior to the Initial energization of any of Seller's Interconnection Facilities. Nevada shall Inspect and approve Seller's Interconnection Facilities prior to that Initial energization If Seller's Facilities can be energized, In Nevada's reasonable judgment, without adversely affecting Nevada's Electric System Integrity. Nevada's approval shall be In writing.

     4.5.3 Seller shall notify Nevada's Operating Representative at least fifteen (15) days prior to the Initial testing and calibration of Seller's protective devices. Nevada shal Inspect and approve Seller's protective devices after that Initial testing and calibration If Seller has demonstrated, to Nevada's reasonable satisfaction, the correct calibration and operation of Seller's protective devices. Nevada's approval shall be In writing.

     4.5.4 Seller shall notify Nevada's Operating Representative at least fifteen (15) days prior to the Initial operation of any of Seller's generators In parallel with Nevada's electric system. Nevada shall Inspect and approve Seller's generators prior to the Initial operation of those generators In parallel with Nevada's electric system If Seller has demonstrated, to Nevada's reasonable satisfaction, the ability to synchronize Seller's generators with Nevada's electric system, to connect Seller's generators to Nevada's electric system, and to operate Seller's generators In parallel with Nevada's electric system without adversely affecting Nevada's Electric System Integrity. Nevada's approval shall be in writing.

     4.5.5 Prior to Firm Operation, Seller shall demonstrate, to Nevada's reasonable satisfaction, the ability to produce and deliver Contract Capacity to Nevada. Seller's demonstration shall be In accordance with the procedures that have been set forth In Exhibit E. If Seller failed to demonstrate the ability to produce and deliver Contract Capacity to Nevada, Nevada shall have the right without liability, to reduce Contract Capacity to the level Seller was able to produce and deliver.

4.6      Operation and Maintenance:

     4.6.1 To the extent set forth In Exhibit C, Seller shall maintain Operating Communications with Nevada.

     4.6.2 Seller shall neither connect any of Seller's Facilities to Nevada's electric system nor operate a generator in parallel with Nevada's electric system without the prior approval of Nevada's Operating Representative. Procedures for obtaining such approval have been set forth In Exhibit C.

     4.6.3. Nevada shall have the right to require Seller to reduce the output of Seller's Generating Facility or to Isolate any of Seller's Facilities from Nevada's electric system If, In Nevada's reasonable Judgment, such actions are required to facilitate the maintenance of any of Nevada's facilities or to maintain Nevada's Electric System Integrity. Nevada shall, within a reasonable period of time and to the extent possible, endeavor to correct the condition that necessitated the reduction or Isolation. The duration of such reduction or Isolation shall be limited to the period of time that the condition existed plus a reasonable period of time for the restoration of Nevada's electric system to an operating condition that allows Nevada to resume the discharge of Its obligations In accordance with the provisions of this Contract.

     Nevada shall also have the right to require Seller to reduce the delivery of electric energy to Nevada during any period In which, due to operational circumstances other than economic dispatch, purchases from Seller would have resulted In costs greater than those that Nevada would otherwise have Incurred If Nevada generated or purchased an equivalent amount of energy as set forth In 18 C.F.R. Section 292.304(f) and as described at 45 Federal Register 12227-12228 (February 29, 1980). Nevada shall provide one (1) hour's oral notice of such reduction to Seller. The exercise of Nevada's right shall be subject to a calendar year energy limitation equal to the product of Contract Capacity and one thousand (1,000) hours. The amount of energy that has been curtailed shall be established by multiplying the reduction In Seller's deliveries to Nevada, from Seller's average rate of delivery (kW) to Nevada during the hour Immediately preceding the curtailment, by the duration of the curtailment In hours.

     If Nevada has required Seller to reduce the output of Seller's Generating Facility or to Isolate any of Seller's Facilities from Nevada's electric system, Seller shall neither Increase the output nor reconnect the Isolated facilities without the prior approval of Nevada's Operating Representative. Provisions for obtaining such approval have been set forth In Exhibit C.

     4.6.4 Seller shall endeavor to avoid the Imposition of any voltage or current upon Nevada's electric system that Interferes with Nevada's operations; distorts the electric service provided to Nevada's customers, or interferes with the operation of any communication facilities. If Seller imposes such a voltage or current upon Nevada's electric system, Seller shall, immediately upon receipt of knowledge of such condition, pursue and Implement remedial measures.

     4.6.5 Except as otherwise agreed upon by the Parties' Operating Representatives, Seller shall have all of Seller's protective devices, as designated by Nevada, in service whenever Seller's Facilities are connected to Nevada's electric system.

     4.6.6 Seller shall provide Seller's reactive power requirements. Seller shall also provide reactive power reasonably required by Nevada to maintain Nevada's Electric System Integrity provided that such requirements are consistent with the capabilities of Seller's Facilities and do not adversely affect Seller's ability to provide Capacity and Energy to Nevada In accordance with the provisions of this Contract. Seller shall not deliver excess reactive power to Nevada without the prior approval of Nevada's Operating Representative. Provisions for obtaining such approval have been set forth In Exhibit C.

     4.6.7 Seller shall maintain operation and maintenance logs for Seller's Facilities that contain such data as have been set forth In Exhibit C. Nevada shall have the right to Inspect and/or request a copy of Seller's operation and maintenance logs. If so requested, Seller shall provide the copy within five (5) days of Seller's receipt of Nevada's request.

     4.6.8 Seller shall notify Nevada's Operating Representative of any condition that may affect or may have affected Seller's ability to produce and deliver Contract Capacity to Nevada. Provisions for such notice have been set forth in Exhibit C.

     4.6.9 If Nevada, as a result of Nevada's participation in a power pool or coordinating council, has been required to routinely demonstrate the capacity of its generating facilities, Seller shall routinely demonstrate, to Nevada's reasonable satisfaction, the ability to produce and deliver Contract Capacity to Nevada. Seller's demonstrations shall be In accordance with the procedures established by the power pool or coordinating council.

     4.6.10 If Nevada, as a result of Nevada's participation in a power pool or coordinating council, has been required to comply with the operating criteria of that power pool or coordinating council, Seller shall also comply with those operating criteria. The criteria, with which Seller shall comply, shall be set forth in Exhibit C.

     4.6.11 Seller shall notify Nevada's Operating Representative in advance of all Scheduled Outages. Unless the Parties' operating Representatives otherwise agree, the minimum required advance notice shall be two (2) days if the expected outage duration Is less than one (1) day, five (5) days If the expected outage duration is between one (1) day and five (5) days, and fifteen (15) days If the expected outage duration Is longer than five (5) days. Provisions for Seller's notices have been set forth In Exhibit C.

     Unless operating conditions otherwise dictate, Seller shall schedule all outage of expected duration less than five (5) days for completion during the period designated by Nevada's Operating Representative. Unless operating conditions otherwise dictate, Seller shall schedule all outages of expected duration greater than five (5) days for completion during the period designated by Nevada's Operating Representative, which shall be during Maintenance Months.

     4.6.12 Seller shall, If requested by Nevada's Operating Representative and at no additional cost to Nevada, make every reasonable effort to produce Contract Capacity during an Emergency. If Seller had scheduled an outage coincident with the Emergency, Seller shall make every reasonable effort to reschedule that outage. Nevada shall be deemed to have waived the minimum notice requirements of Section 4.6.11 if Seller has not taken a properly scheduled outage at Nevada's request and subsequently seeks to reschedule that outage.

     4.6.13 Seller shall test and calibrate Seller's protective devices at Intervals agreed upon by the Parties' Operating Representatives, but not to exceed four (4) years. Seller shall notify Nevada's Operating Representative at least thirty (30) days prior to such testing and calibration. Provisions for Seller's notices shall have been set forth In Exhibit C.

     If Nevada, because of an analysis of operating conditions or because of the addition of facilities to Nevada's electric system or the modification of facilities on Nevada's electric system, has reason to doubt the effectiveness of Seller's protective devices, Nevada shall have the right, without liability, to require Seller to retest and recalibrate those devices and to demonstrate, to Nevada's reasonable satisfaction and at no additional cost to Nevada, the proper calibration and operation of those devices. If operating conditions dictate, Nevada shall also have the right, without liability, to retest and recalibrate those devices and to bill Seller for associated costs In accordance with the provisions of Section 5.5 or Exhibit B; whichever Is applicable.

     4.6.14 Seller shall maintain a supply of backup fuel, the quantity of which shall be established during subsequent discussions, sufficient to ensure the availability of Seller's Generating Facility during periods when natural gas delivery can be reasonably expected to be curtailed.

     4.7 Nevada's Review: Any review of the design, construction, operation, maintenance, or Improvement of Seller's Facilities by Nevada is solely for Nevada. Nevada makes no representation as to the economic or technical feasibility and suitability of any of Seller's Facilities for any purpose. Seller shall not represent to any third party that Nevada's review constitutes such a representation.

     5. NEVADA'S FACILITIES: Nevada shall, as agreed upon by the Parties and set forth In Exhibit 8, provide facilities required to affect the provisions of this Contract. Nevada's Facilities shall be those facilities so designated In Exhibit B.

     5.1 Ownership: Nevada's Facilities shall be owned, designed, constructed, operated, maintained, and Improved by Nevada. Unless otherwise agreed upon by the Parties and set forth I Exhibit B, all costs associated with Nevada's Facilities, whether Incurred by Nevada or by Seller, shall be borne by Seller.

         5.2      Construction Deposits:

     5.2.1 Unless otherwise agreed upon by the Parties and set forth In Exhibit B, Seller shall, upon execution of Exhibit B, deposit the estimated cost of Nevada's Facilities with Nevada. Seller's cost for the design and construction of that portion of Nevada's Facilities for which Seller has deposited the estimated cost with Nevada shall be adjusted to Nevada's actual cost after the facilities have been completed. If Seller's construction deposits exceed Nevada's actual cost, Nevada shall refund the excess deposits to Seller within sixty (60) days of the completion of those Facilities. If Nevada's actual cost exceeded Seller's construction deposits, Nevada shall render a bill to Seller for the excess cost.

     5.2.2 If that portion of Nevada's Facilities for which Seller has deposited the estimated cost with Nevada shall be used for the sale of electric energy to Seller and related parties as defined In Internal Revenue Service Advance Notice 88-129 and If the electric energy that shall be sold to Seller and related parties has been projected to exceed five (5) percent of the electric energy that shall be sold to Nevada by Seller under the provisions of this Contract, the estimated cost of such facilities shall be Increased by 30.185 percent to cover the Income tax liability attributable to such facilities.

     5.2.3 If that portion of Nevada's Facilities for which Seller has deposited the estimated cost with Nevada had been deemed "nontaxable" for the purposes of
Section 5.2.2 and if those facilities subsequently became taxable during the term of this Contact because electric energy sales to Seller and related parties exceeded five (5) percent of the electric energy purchased by Nevada under the provisions of this Contract during any three (3) years of a five (5) year period, Nevada shall have the right to bill Seller for the Income tax liability attributable to such facilities because of the sales to Seller and related parties.

     5.3 Construction: Prior to the start of Nevada's construction, Nevada shall furnish a construction schedule for Nevada's Facilities to Seller. Nevada shall notify Seller, upon receipt of pertinent Information, of any changes in that construction schedule that may affect or may have affected Firm Operation.

     Seller shall release Nevada from any loss and liability, whether direct or Indirect and Including attorney's fees and other costs of litigation, resulting from any delay In the completion of Nevada's Facilities that has been caused by Seller or by circumstances beyond Nevada's reasonable control.

     5.4 Project Abandonment: If this Contract has been terminated prior to Firm Operation, Seller shall bear all costs associated with Nevada's Facilities that were incurred by Nevada prior to Contract termination plus all removal and/or abandonment costs Incurred by Nevada subsequent to contract termination. Seller's cost for the design, construction, and removal and/or abandonment of Nevada's Facilities shall be adjusted to Nevada's actual cost not of salvage value after Nevada's removal and/or abandonment efforts have been completed. If Seller's construction deposits exceed Nevada's actual cost, Nevada shall refund the excess deposits to Seller within sixty (60) days of the completion of Nevada's efforts. If Nevada's actual cost exceeded Seller's construction deposits, Nevada shall render a bill to Seller for the excess cost.

     5.5 Billing Provisions: Unless otherwise agreed upon by the Parties and set forth In Exhibit 8, Nevada shall render monthly bills to Seller for operation and maintenance costs, both direct and Indirect, associated with Nevada's
Facilities that were Incurred by Nevada during the billing period. Indirect costs shall Include but not be limited to labor loadings for administrative and general, FICA, bodily Injury Insurance, property damage Insurance, group Insurance, Industrial Insurance, holiday pay, sick leave, vacation pay, pension plans, supervision, tools, transportation, and unemployment taxes.

5.6      Operation and Maintenance:

     5.6.1. Nevada shall operate and maintain Nevada's Facilities in accordance with Nevada's methods of operation and maintenance.

     5.6.2  Nevada  shall  notify  Seller's  Operating   Representative  of  any
condition that may affect or may have affected Seller's ability to produce and deliver Contract Capacity to Nevada.

6. INTERCONNECTION AGREEMENT FACILITIES: The Parties shall execute an Interconnection Facilities Agreement. Upon execution, that agreement shall be attached to this Contract as Exhibit B.

7.       OPERATIONS  COORDINATION  AGREEMENT:   The  Parties  shall  execute  an
         Operations Coordination Agreement. Upon execution, that agreement shall be attached to this Contract as Exhibit C.

8. IMPROVEMENTS AGREEMENTS: Improvements shall Include any modifications and additions to Seller's Interconnection Facilities or Nevada's Facilities that are required to maintain Nevada's Electric System Integrity or to comply with the directive of any governmental body. If Improvements are required, the Parties shall execute Improvements Agreements. Upon execution, those agreements shall be attached to this Contract as Exhibit D.

         The execution of Improvements Agreements shall not obligate Nevada to Increase the rates set forth In Exhibit A or to otherwise compensate Seller for costs Incurred by Seller as a result of Implementation of the Improvements Agreements.

9        CAPACITY AND ENERGY METERING:

         9.1 Unless otherwise agreed upon by the Parties and set forth In Exhibit B, meters and metering equipment used to measure Capacity and Energy shall be provided, owned, operated, and maintained by Nevada as Nevada's Facilities.

         9.2 Meters and metering equipment shall be Installed In locations designated by Nevada In Exhibit B. If the meters and metering equipment have been installed at locations other than the Interconnection Point, Nevada shall have the right to install loss compensation equipment to reflect the losses that would have been recorded by the meters if the meters and metering equipment had been Installed at the Interconnection Point.

         9.3 Seller shall not undertake any action that could interfere with the operation of Nevada's meters and metering equipment. If Seller falls to comply with the provisions of this section, Nevada shall have the right, without liability, to isolate Seller's Facilities from Nevada's Electric System until Nevada's meters and metering equipment have been reinstalled In a location that Is Inaccessible to Seller.

          9.4 Nevada's meters and metering equipment shall be tested and calibrated upon Installation and thereafter at Intervals not to exceed two (2) years and In accordance with the provisions of the American National Standard Institute Code for Electricity Metering (ANSI C12.1, latest revision). Nevada shall provide fifteen (15) days prior written notice of meter testing to Seller. Seller shall have the right to monitor Nevada's meter testing.

         Seller shall also have the right to request additional testing and calibration of Nevada's meters and metering equipment. If so requested in writing, Nevada shall test and calibrate Nevada's meters and metering equipment within thirty (30) days of Nevada's receipt of Seller's request. If the accuracy of Nevada's meters and metering equipment Is found to be within the limits established In ANSI C12.1, Seller shall bear the cost of such additional tests. Billing for such costs shall be In accordance with the provisions of Section 5.5 or
         Exhibit 8; whichever Is applicable. If the accuracy of Nevada's meters and metering equipment Is found to be outside the limits established In ANSI C12.1, Nevada shall bear the cost of such additional tests.

         9.5 If the accuracy of Nevada's meters and metering equipment has been found to be outside the limits established In ANSI C12.1, Nevada shall repair and recalibrate or replace Nevada's meters and metering equipment, and Nevada shall adjust payments to Seller for Capacity and Energy delivered to Nevada during the period in which the inaccuracy existed. If the period In which the Inaccuracy existed cannot be determined, adjustments shall be made for a period equal to one-half of the elapsed time since the last test and calibration of Nevada's meters and metering equipment; however, the adjustment period shall not exceed six (6) months. If adjustments are required, Nevada shall render a statement describing the adjustments to Seller within thirty (30) days of the date on which the Inaccuracy was rectified. If applicable, additional payments to Seller shall accompany Nevada's statement. If applicable, Nevada's bill for refunds due Nevada shall accompany Nevada's statement.

         9.6 If Nevada's meters fall to register, Nevada shall render payments to Seller that have been based upon Nevada's estimate of Seller's Capacity and Energy. Nevada's estimated payments shall have the same force and effect as actual payments.

 10. CAPACITY PROVISIONS: Unless otherwise provided within this section, Uncontrollable Forces shall not excuse Seller from the performance requirements of this section.

         10.1 Performance Requirements: Unless otherwise instructed by Nevada, Seller shall make Contract Capacity available to Nevada during the Contract Term. Seller shall be deemed to have met that obligation whenever Seller's deliveries meet or exceed deliveries specified herein.

                  10.1.1 Summer Season: For the purposes of this section, a summer season shall Include May, June, July, August, and September. During a summer season, total Energy produced and delivered to Nevada during the on-peak hours of that season must meet or exceed the product of Contract Capacity, the number of on-peak hours during that season, and 0.90.

                  10.1.2 Winter Season: For the purposes of this section, a winter season shall Include the months of December, January, and February. During a winter season total Energy produced and delivered to Nevada during the on peak hours of that season must meet or exceed the product of Contract Capacity, the number of on-peak hours during that season, and 0.90.

                  10.1.3 For the purposes of this section, on-peak hours shall be those hours so designated In Exhibit A for the summer and winter seasons less any hours associated with the occurance of the events expressly excluded In Sections 10.2.1 and 10.3.1, respectively.

         10.2     Summer Probation:

                  10.2.1 If Seller failed; for reasons other than limitations imposed by Nevada, natural catastrophes, epidemics, wars, civil disobedience, or failure, threat of failure, sabotage of facilities that have been maintained In accordance with the provisions of this Contract to the extent that such failure, threat of failure, or sabotage renders Seller incapable of performance in accordance with the provisions of this Contract for a period of not less than two (2) months and not greater than twenty-four (24) months; to meet the performance requirements of this section during any summer season, Seller shall be placed on summer probation for a period not to exceed twelve (12) months.

                  10.2.2 If Seller failed, for reasons other than limitations imposed by Nevada, to produce and deliver Energy to Nevada that meets or exceeds the product of Contract Capacity, the number of on-peak hours in the month, and 0.90 during any month of a summer season within a summer probationary period, Nevada shall have the right to extend the summer probationary period for an additional twelve (12) months or to reduce Contract Capacity to a level not less than the average capacity level achieved by Seller during the on-peak hours of the preceding summer season.

                  10.2.3 If Seller has met the performance requirements of this Contract during each month of a summer season within a summer probationary period, Seller shall be taken off summer probation. Seller shall also be taken off summer probation if Seller has demonstrated, to Nevada's reasonable satisfaction, that the problems, which caused Seller to be placed on summer probation, had been rectified and that Seller Is able to produce and deliver Contract Capacity to Nevada in accordance with the provisions of this Contract.

         10.3     Winter Probation:

                  10.3.1 If Seller failed, for reasons other than limitations imposed by Nevada, natural catastrophes, epidemics, wars, civil disobedience, or failure, threat of failure, sabotage of facilities that have been maintained In accordance with the provisions of this Contract to the extent that such failure, threat of failure, or sabotage renders Seller Incapable of performance In accordance with the provisions of this Contract for a period of not less than two (2) months and not greater than twenty-four (24) months; to meet the performance requirements of this section during any winter season, Seller shall be placed on winter probation for a period not to exceed twelve (12) months.

                  10.3.2 If Seller failed, for reasons other than limitations Imposed by Nevada, to produce and deliver Energy to Nevada that meets or exceeds the product of Contract Capacity, the number of on-peak hours In the month, and 0.90, during any month of a winter season within a winter probationary period, Nevada shall have the right to extend the winter probationary period for an additional twelve (12) months or to reduce Contract Capacity to a level not less than the average capacity level achieved by Seller during the on-peak hours of the preceding winter season.

                  10.3.3 If Seller has met the performance requirements of this Contract during each month of a winter season within a winter probationary period, Seller shall be taken off winter probation. Seller shall also be taken off winter probation if Seller has demonstrated, to Nevada's reasonable satisfaction, that the problem, which caused Seller to be placed on winter probation, had been rectified and that Seller Is able to provide Contract Capacity In accordance with the provisions of this Contract.

         10.4 Contract Capacity Reduction: If Contract Capacity has been reduced for any reason, the provisions of this Contract shall be applicable to the reduced Contract Capacity.

         If Contract Capacity has been reduced for any reason, Seller shall, upon receipt of Nevada's bill, refund to Nevada, with Interest at the rate established by the Commission for Nevada's overall rate of return, all payments to Seller In excess of the amount that would have been paid If advance notice of Contract Capacity reduction had been provided In accordance with the following table.

         Contract Capacity                                    Advance
              Reduction                                        Notice

         0 to 1,000 kW                                          1 Year
         1,001 to 70,000 kW                                     3 Years
         over 70,000 kW                                         5 Years


         10.6  Contract  Capacity  Increase:   If  Contract  Capacity  has  been
         increased for any reason, the provisions of this Contract shall be applicable to the Increased Contract Capacity.

11. ESCROW PROVISIONS: Upon execution of this Contract, Seller shall deposit with Nevada an amount equal to fifty cents ($0.50) per kilowatt of Contract Capacity. Within thirty (30) days of Commission approval of this Contract, Seller shall deposit with Nevada an additional amount equal to four dollars and fifty cents ($4.50) per kilowatt of Contract Capacity. Seller's deposits shall be In addition to any other deposits required under this Contract. Seller's deposits shall be placed In escrow and shall accrue Interest at the rate set by the Commission for Interest paid on customer deposits.

         11.1 If this Contract has not been approved by the Commission In accordance with the provisions of Section 27, Seller's escrow deposit plus accrued Interest shall be refunded to Seller. Seller's refund shall be sent to Seller within sixty (60) days of the Commission's failure to approve this Contract.

         11.2 If Seller achieved Firm Operation at the level of capacity specified in Section 1.4, Seller's escrow deposits plus accrued Interest shall be refunded to Seller. Seller's refund shall be sent to Seller within sixty (60) days of Firm Operation.

         If Seller achieved Firm Operation at a level of capacity less than the level of capacity specified In Section 1.4, Seller's escrow deposits plus accrued Interest shall be prorated on the basis of actual performance. That portion of Seller's escrow deposits plus accrued Interest attributed to Seller's actual performance shall be refunded to Seller; the balance shall be forfeited to Nevada. Seller's refund shall be sent to Seller within sixty (60) days of Firm Operation.

         11.4 If Seller failed to achieve Firm Operation, Seller's escrow deposits plus accrued Interest shall be forfeited to Nevada.

         11.5 Seller shall have the right to substitute irrevocable letters of credit or surety bonds In the amounts of the escrow deposits for cash deposits. Such Irrevocable letters of credit or surety bonds shall be in a form acceptable to Nevada.

12 BILLING PROVISIONS: Nevada's bills, which have been rendered by Nevada In accordance with the provisions of this Contract, shall be due upon receipt by Seller and payable within twenty (20) days of receipt by Seller. Seller shall make every reasonable effort to pay Nevada's bills promptly. If Seller failed to make timely payment of any of Nevada's bills, Nevada shall have the right, without liability to withhold the amount due Nevada from payments due Seller for Capacity and Energy. If Seller failed to make timely payment of any of Nevada's bills, Nevada shall also have the right to exercise any other rights and remedies available to Nevada In accordance with the provisions of this Contract.

13.      CAPACITY AND ENERGY PAYMENT PROVISIONS:

         13.1 Nevada shall send to Seller, not later than thirty (30) days after the end of each monthly payment period, Nevada's statement showing the Capacity and Energy received by Nevada during the payment period and Nevada's check In payment of the amount due Seller. If two or more rates were applicable to any payment period, Nevada's payment shall be based upon the amount of Capacity and Energy received by Nevada during the period each rate was applicable, or, If such Information was unavailable, Nevada's payment shall be based upon the number of days each rate was applicable.

         13.2 Seller shall have the right of access to Nevada's records that are reasonably required to confirm the accuracy of Nevada's statement. Seller shall, within thirty (30) days of Seller's receipt of Nevada's statement, notify Nevada In writing of any error In Nevada's statement. If Seller failed to provide such notice, Seller shall have waived all rights to an adjusted payment for the subject payment period.

         If Seller notified Nevada of an error In Nevada's statement or If Nevada discovered an error In Nevada's statement within thirty (30) days of the Issuance of Nevada's statement, Nevada shall provide an adjusted statement to Seller. If Nevada's error resulted In an additional payment to Seller, Nevada's check In payment of the amount due Seller shall accompany the adjusted statement. If Nevada's error resulted In a refund to Nevada, Nevada's bill for the amount due Nevada shall accompany the adjusted statement.

14.      TAXES:

         14.1 Seller shall pay ad valorem and other taxes properly attributed to Seller's Facilities.

         14.2 Nevada shall pay ad valorem and other taxes properly attributed to Nevada's Facilities.

         14.3 Seller and Nevada shall provide Information concerning either Party's Facilities to any requesting taxing authority.

         14.4 Nevada shall pay franchise and other taxes properly attributed to Nevada's resale of Capacity and Energy.

15.      LIABILITY:

         15.1 Neither Party shall be saved harmless and indemnified from any loss and liability resulting from that Party's negligence or willful misconduct.

         15.2 Each Party shall release the other Party from any loss and liability, whether direct or Indirect and Including attorney's fees and other costs of litigation, resulting from damages to property of the releasing Party arising out of the other Party's efforts to perform Its obligations under this Contract to the extent that such damages were not caused by negligence or willful misconduct of the Indemnified Party.

         15.3 Each Party shall be solely responsible for the costs and liability of all claims brought by Its employees or contractors and shall save harmless and Indemnify the other Party from all such costs and liability. Costs arising out of worker's compensation laws shall be deemed employee related claims for the purposes of this section.

         15.4 Each Party shall save harmless and indemnify the other Party from any loss and liability, whether direct or Indirect and Including attorney's fees and other costs of litigation, resulting from the Injury or death of any person and damages to any property of a third party arising out of the Indemnifying Party's performance of obligations under this Contract to the extent that such Injury, death, or damages were not caused by negligence or willful misconduct of the Indemnified Party.

 16.     INSURANCE:  Until  this  Contract  has been  terminated,  Seller  shall maintain comprehensive general liability coverage with a minimum combined single limit per occurrence of five million dollars ($5,000,000.00). Seller's Insurance policy shall be subject to Nevada's approval. Seller shall deliver a copy of Seller's Insurance policy to Nevada prior to the date Seller's Interconnection Facilities are first energized. Seller's Insurance policy shall provide for thirty (30) days written notice of alteration or termination to Nevada. Seller shall also provide an Insured endorsement to Nevada in the form set forth In Exhibit F.

         If Seller failed to comply with the provisions of this section, Seller shall save harmless and indemnify Nevada from any loss and liability, whether direct or Indirect and Including attorney's fees and other costs of litigation, resulting from the Injury or death of any person or damage to any property to the extent that Nevada would have been protected had Seller compiled with these provisions. If Seller failed to comply with the provisions of this section, Nevada shall have the right, without liability, to refuse to connect or to Isolate Seller's Facilities from Nevada's system. Once Isolated, Seller's Facilities shall remain isolated until Seller Is In compliance with these provisions.

17. UNCONTROLLABLE FORCES: Except as otherwise provided in Section 10, if Uncontrollable Forces rendered a Party wholly or partially unable to perform any obligations under this Contract, the non-performing Party shall be excused from such performance provided that Party delivered a written description of the problem to the other Party within two weeks of the occurrence; that the suspension of performance was no greater In magnitude and no longer In duration than was dictated by the problem; that the non-performing Party made every reasonable effort to alleviate the problem except that neither Party shall be required to settle any labor dispute on terms that It deemed contrary to Its best Interest; and that the non-performing Party notified the other Party In writing as soon as the non-performing Party was able to resume full performance of Its obligations under this Contract.

18. NON-DEDICATION OF FACILITIES: By this Contract, neither Party dedicated any part of Its facilities to the public or to the service provi'ded under this Contract. Such service shall cease upon termination of this Contract.

19. AMENDMENTS: Unless otherwise specified herein, all modifications to this Contract shall require amendments to this Contract. Amendments to this Contract shall be In writing and shall be executed by both Parties.

20. PREVIOUS COMMUNICATIONS: This Contract contains the entire agreement and understanding between the Parties thereby merging and superseding all prior agreements and representations by the Parties.

21. NON-WAIVER: Any waiver of the provisions of this Contract shall be ir writing. The failure of either Party to Insist upon strict performance of Contract provisions or to exercise any Contract right shall not be construed as a waiver of such Contract provision or a relinquishment of such Contract right.

22. DISPUTES: The Parties shall negotiate In good faith and attempt to resolve any dispute arising between the Parties and requiring an Interpretation of the provisions of this Contract. However, If the Parties are unable to resolve any such dispute, either Party shall have the right to submit a demand that such dispute be arbitrated to the other Party. If such a demand is submitted, the dispute shall be resolved by arbitration conducted In accordance with the rules of the American Arbitration Association (AAA). If such a dispute arises, the demanding Party shall file a request with the AAA for the selection, pursuant to the AAA rules, of a member of the AAA In good standing who shall serve as the sole arbitrator. After the arbitrator has been selected, the arbitration shall be held In Las Vegas, Nevada. The Parties shall proceed with the arbitration expeditiously and shall conclude all proceedings thereunder so that a decision may be rendered within one hundred twenty (120) days of the submittal of the demand for arbitration. Pending resolution of dispute, the Parties shall proceed diligently with the performance of their obligations under this Contract. The award of the arbitrator shall be final and binding on both Parties and shall be enforceable by any court having Jurisdiction over the Party against which enforcement is sought. Each Party shall bear Its own costs associated with resolution of the dispute except that all costs associated with the arbitration shall be apportioned In the award of the arbitrator based upon the respective merit of the claims of the Parties.

23. REMEDIES: Except as otherwise set forth in this Contract, each Party, upon the other Party's failure to perform in accordance with the provisions of this Contract, shall have the right to exercise any right or remedy that Party may have at law or in equity including but not limited to compensation for monetary damages such as the cost of removal and/or abandonment of Nevada's Facilities and the incremental cost of replacement power plus the incremental installed cost of replacement generation and transmission facilities, injunctive relief, and specific performance except that neither Party shall be liable for any indirect, consequential, incidental, punitive, or exemplary damages. If applicable, forfeited escrow deposits and/or refunded Capacity and Energy payments shall be subtracted from monetary damages due Nevada in accordance with the provisions of this section.

 24. ASSIGNMENT AND DELEGATION: Neither Party shall assign any right nor delegate any duty under this Contract without the written consent of the other Party; except Seller shall have the right to assign Seller's rights under this Contract as collateral In conjunction with project financing without Nevada's consent. Consent for assignment or delegation shall not be unreasonably withheld or delayed.

         If Seller assigns Seller's rights as collateral In conjunction with project financing, Lender shall have the right to appoint, subject to Nevada's prior written approval, operating agents who shall assume responsibility for the construction, operation, and maintenance of Seller's Facilities if Seller falls to perform in accordance with the provisions of this Contract. Nevada's approval shall not be unreasonably withheld or delayed. If Lender's operating agent(s) fall to cure Seller's default within thirty (30) days of such default, Nevada shall have the right, without liability, to terminate this Contract. If Lender's operating agent(s) fall to perform in accordance with the provisions of this Contract, Nevada shall have the right, without liability, to terminate this Contract.

25. GOVERNING LAW: This Contract shall be interpreted under the laws of the State of Nevada as if executed and performed wholly within that state.

26. NATURE OF OBLIGATIONS: Unless otherwise agreed upon by the Parties and set forth herein, the duties, obligations, and liabilities of the Parties shall be several; not joint or collective. The provisions of this Contract shall not be construed as creating an association, trust, partnership, or joint venture; as Imposing a trust or partnership duty, obligation, or liability on either Party; or as creating any relationship between the Parties other than that of Independent contractors for the sale and purchase of electric capacity and/or energy. Nothing in this Contract nor any action taken hereunder shall be construed as creating any duty, liability or standard of care to any person not a Party to this Contract.

27. COMMISSION APPROVAL: Within thirty (30) days of Contract execution, Nevada shall submit this Contract to the Commission for review and approval. This Contract shall be void unless approved by the Commission as executed.

28.    SIGNATURES:

         IN WITNESS WHEREOF, the Parties hereto have executed this Contract this Second day of May, 1989.

                                        BONNEVILLE NEVADA CORPORATION:


                                        By:
                                        Name: R. A. Keegan
                                        Title: President



                                         NEVADA POWER COMPANY:



                                         By:
                                         Name:  Charles A. Lenzie
                                         Title: Chairman of the Board